Exhibit 4.1

AGREEMENT AND AMENDMENT NO. 2 TO CREDIT AGREEMENT

This Agreement and Amendment No. 2 to Credit Agreement (this “Agreement”) dated as of November 21, 2016 (the “Amendment Effective Date”) is among Oceaneering International, Inc., a Delaware corporation (the “Borrower”), the Lenders (as defined below) party hereto and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as Swing Line Lender (as defined in the Credit Agreement described below).
INTRODUCTION
A.    The Borrower, the Administrative Agent, the Swing Line Lender and the lenders party thereto from time to time (the “Lenders”) are parties to that certain Credit Agreement dated as of October 27, 2014 (as heretofore amended or modified, the “Credit Agreement”).
B.    The Borrower has requested that (i) each Revolving Lender extend its Revolving Maturity Date to October 25, 2021, (ii) each Term Lender extend its Term Maturity Date to October 25, 2019 and (iii) the requisite Lenders agree to certain amendments to the Credit Agreement, in each case, as provided herein and subject to the terms and conditions set forth herein.
THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1.Defined Terms; Other Definitional Provisions. As used in this Agreement, each of the terms defined in the opening paragraph and the recitals above shall have the meanings assigned to such terms therein. Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.
Section 2.    Amendments to Credit Agreement.
(a)    Section 1.1 (Certain Defined Terms) of the Credit Agreement is hereby amended by adding the following new defined terms to appear in appropriate alphabetical order therein:
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
(b)    Section 1.1 (Certain Defined Terms) of the Credit Agreement is hereby further amended by replacing the definitions for “Defaulting Lender”, “Eurodollar Base Rate”, and “Federal Funds Rate” in their entirety with the following corresponding definitions:
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swing Line Advances) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Swing Line Lender in writing, or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower in form and substance satisfactory to the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through

(d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the Swing Line Lender and each Lender.
“Eurodollar Base Rate” means (a) in determining the Eurodollar Rate for purposes of the “Daily One Month LIBOR”, the rate per annum for Dollar deposits quoted by the Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One-Month LIBOR” or the “LIBOR Market Index Rate”, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Advances; provided that, the Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its reasonable discretion deems appropriate, including the rate determined under the following clause (b), and (b) in determining the Eurodollar Rate for all other purposes, the rate per annum (rounded upward to the nearest whole multiple of 1/100th of 1%) equal to the interest rate per annum set forth on the Reuters Reference LIBOR01 page (or on any successor or substitute page of such service, or any successor to or substitute for such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at 11:00 a.m. (London, England time) two Business Days before the first day of the applicable Interest Period as the London Interbank Offered Rate, for deposits in Dollars for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, then for purposes of this clause (b), the Eurodollar Base Rate shall then be the rate reasonably determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Advances being made, continued or converted by the Lenders and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate of the Administrative Agent, or in the event that the Administrative Agent does not have a London branch, the London branch of a Lender chosen by the Administrative Agent) to major banks in the London or other offshore inter-bank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided further that, if the rate determined under the preceding clause (a) or clause (b) is less than zero, then the “Eurodollar Base Rate” shall be deemed to be zero for such determination.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted median of the rates on overnight federal funds transactions with members of the Federal Reserve System reported by depository institutions on such day for individual transactions, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the immediately succeeding Business Day and, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent, and (c) in any event, the Federal Funds Rate shall not be less than zero.
(c)    Section 2.16(a)(iv) (Reallocation of Participations to Reduce Fronting Exposure) of the Credit Agreement is hereby deleted and replaced in its entirety with the following:
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Swing Line Advances shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.

Subject to Section 9.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(d)    Article 4 (Representations and Warranties) of the Credit Agreement is hereby amended by adding a new Section 4.19 to the end thereof as follows:
Section 4.19    EEA Financial Institution. No Credit Party is an EEA Financial Institution.
(e)    Section 9.14 (Submission to Jurisdiction; Waiver of Venue) of the Credit Agreement is hereby deleted and replaced in its entirety with the following:
Section 9.14    Submission to Jurisdiction; Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Swing Line Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Legal Requirement, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirement. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Lender, or the Swing Line Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Credit Party or its Properties in the courts of any jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in this Section 9.14. Each of the parties hereto hereby agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Agreement and irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.9. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirement.
(f)    Section 9.21 (Integration) of the Credit Agreement is hereby amended by being re-numbered “Section 9.22”.
(g)    Article 9 (Miscellaneous) of the Credit Agreement is hereby amended by adding the following new Section 9.21 in the appropriate numerical order therein:
Section 9.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
Section 3.    Extensions of Maturity Dates. Pursuant to Section 2.17 of the Credit Agreement, the Borrower hereby requests that each Lender extend its respective scheduled Revolving Maturity Date to October 25, 2021 and its respective scheduled Term Maturity Date to October 25, 2019. Each Lender that delivers an executed signature page to this Agreement to the Administrative Agent hereby agrees to such extensions as to its respective Revolving Maturity Date and Term Maturity Date (each, an “Extending Lender”). Each party hereto hereby (a) agrees that, notwithstanding anything in the Credit Agreement to the contrary, the extensions of the Maturity Dates provided in this Section 3 are deemed to be extensions effected in accordance with Section 2.17 of the Credit Agreement, (b) waives any advance notice requirements required under Section 2.17 of the Credit Agreement solely as to the extensions provided in this Section 3, (c) the Extension Effective Date for the extensions provided in this Section 3 shall be the Amendment Effective Date, and (d) no more extensions of either the Term Maturity Date or the Revolving Maturity Date are available under Section 2.17 of the Credit Agreement after the Amendment Effective Date. Each Lender that is not party hereto is a Declining Lender and such Declining Lender’s Commitments shall be terminated as and when provided in Section 2.17(b) of the Credit Agreement unless otherwise provided pursuant to the terms of the Credit Agreement. The amount of each Extending Lender’s Revolving Commitment and outstanding Term Advances on the Extension Effective Date are as set forth on Schedule A attached hereto.
Section 4.    Representations and Warranties. The Borrower represents and warrants that: (a) after giving effect to this Agreement, the representations and warranties contained in the Credit Agreement, as amended hereby, and the representations and warranties contained in the other Credit Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Amendment Effective Date as if made on as and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date; (b) after giving effect hereto, no Event of Default has occurred and is continuing; (c) the execution, delivery and performance of this Agreement are within the corporate, partnership, or limited liability company power, as applicable, and authority of the Borrower and have been duly authorized by appropriate governing action and proceedings; (d) this Agreement constitutes the legal, valid, and binding obligation of the Borrower enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; and (e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement.
Section 5.    Conditions to Effectiveness. This Agreement shall become effective on the Amendment Effective Date and enforceable against the parties hereto upon the occurrence of the following conditions which may occur prior to or concurrently with the closing of this Agreement:

(a)    The Administrative Agent shall have received this Agreement executed by the Borrower, the Administrative Agent, the Swing Line Lender, the requisite Revolving Lenders and the requisite Term Lenders constituting at least the Majority Lenders;
(b)    The Administrative Agent shall have received a certificate of good standing for the Borrower in the state in which it is organized, which certificate shall be (A) dated a date not earlier than 30 days prior to Amendment Effective Date or (B) otherwise effective on the Amendment Effective Date;
(c)    The Administrative Agent shall have received a secretary’s certificate for the Borrower executed by the appropriate officer and certifying (A) the incumbency of the officers of the Borrower who will be executing this Agreement, (B) authorizing resolutions with respect to this Agreement or resolutions adopted in connection with the original closing of the Credit Agreement that authorized any extensions of the Maturity Date and other amendments to the Credit Agreement, which resolutions have not been revoked, and (C) the organizational documents of the Borrower or that such organizational documents certified in connection with the original closing of the Credit Agreement have not been amended, supplemented or otherwise modified and that such organizational documents remain in full force and effect as of the Amendment Effective Date;
(d)    The Administrative Agent shall have received an executed certificate signed by a Responsible Officer of the Borrower, certifying that, immediately before and immediately after giving effect to the extensions provided in Section 3, (i) all representations and warranties made by the Borrower in the Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), unless such representation or warranty relates to an earlier date which remains true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) except that the representations or warranties set forth in Section 4.4(a) and Section 4.4(b) of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Section 5.2(a) of the Credit Agreement, and (ii) no Default exists or would be caused by such extensions; and
(e)    The Borrower shall have (i) paid all reasonable fees and expenses of the Administrative Agent's outside legal counsel pursuant to all invoices presented for payment on or prior to the Amendment Effective Date, and (ii) executed and delivered such fee letter requested by Wells Fargo Securities, LLC and paid the fees agreed to therein.
Section 6.    Acknowledgments and Agreements.
(a)    The Borrower acknowledges that on the date hereof all outstanding Obligations are payable in accordance with their terms and the Borrower waives any defense, offset, counterclaim or recoupment with respect thereto. The Borrower, Administrative Agent, Swing Line Lender and each Lender does hereby adopt, ratify, and confirm the Credit Agreement, as amended hereby, and acknowledges and agrees that the Credit Agreement, as amended hereby, is and remains in full force and effect, and the Borrower acknowledges and agrees that its liabilities and obligations under the Credit Agreement, as amended hereby, are not impaired in any respect by this Agreement.
(b)    Nothing herein shall constitute a waiver or relinquishment of (i) any Default or Event of Default under any of the Credit Documents, (ii) any of the agreements, terms or conditions contained in any of the Credit Documents (except as expressly set forth in Sections 2 and 3 of this Agreement), (iii) any rights or remedies of the Administrative Agent or any Lender with respect to the Credit Documents, or (iv) the rights of the Administrative Agent, the Swing Line Lender or any Lender to collect the full amounts owing to them under the Credit Documents.
(c)    From and after the Amendment Effective Date, all references to the Credit Agreement and the Credit Documents shall mean the Credit Agreement and such Credit Documents, as amended by this Agreement. This Agreement is a Credit Document for the purposes of the provisions of the other Credit Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement shall be a Default or Event of Default, as applicable, under the Credit Agreement.

Section 7.    Counterparts; Successors and Assigns; Severability. This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument. This Agreement may be executed by facsimile or by e-mail (PDF) signature and all such signatures shall be effective as originals. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.
Section 8.    Governing Law. This Agreement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).
Section 9.    Integration. THIS WRITTEN AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
IN EXECUTING THIS AGREEMENT, THE BORROWER HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.
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EXECUTED to be effective as of the date first above written.
BORROWER:
OCEANEERING INTERNATIONAL, INC.
By:    /S/ ROBERT P. MINGOIA
Robert P. Mingoia
Vice President and Treasurer

ADMINISTRATIVE AGENT/LENDERS:
WELLS FARGO BANK,
NATIONAL ASSOCIATION
as Administrative Agent, Swing Line Lender,
Revolving Lender and Term Lender
By:    /S/ CORBIN WOMAC
Corbin Womac
Director

DNB CAPITAL LLC
as Revolving Lender and Term Lender
By:        /S/ JILL ILSKI
Name:        Jill Ilski
Title:        First Vice President
By:        /S/ JOE HYKLE
Name:        Joe Hykle
Title:        Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION
as Revolving Lender and Term Lender
By:        /S/ BENJAMIN HALPERIN
Name:        Benjamin Halperin
Title:        Managing Director
Authorized Signatory # 21357

JPMORGAN CHASE BANK, N.A.
as Revolving Lender and Term Lender
By:        /S/ THOMAS OKAMOTO
Name:        Thomas Okamoto
Title:        Authorized Officer

BANK OF AMERICA, N.A.
as Revolving Lender and Term Lender
By:        /S/ TYLER ELLIS
Name:        Tyler Ellis
Title:        Director

STANDARD CHARTERED BANK
as Revolving Lender and Term Lender
By:        /S/ STEVEN ALOUPIS
Name:        Steven Aloupis # 2388
Title:        Managing Director
Loan Syndications
Standard Chartered Bank

BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as Revolving Lender and Term Lender
By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Revolving Lender and Term Lender

By:        /S/ NUPUR KUMAR
Name:        Nupur Kumar
Title:        Authorized Signatory
By:        /S/ LORENZ MEIER
Name:        Lorenz Meier
Title:        Authorized Signatory

SKANDINAVISKA ENSKILDA BANKEN AB
as Revolving Lender and Term Lender
By:        /S/ PENNY NEVILLE-PARK
Name:        Penny Neville-Park
Title:        Authorized signatory
By:        /S/ DUNCAN NASH
Name:        Duncan Nash
Title:        Authorized signatory

Schedule A

Revolving Commitments and Outstanding Term Advances on Extension Effective Date
for Extending Lenders**

Lender	Revolving Commitment	Term Advances	Total
Wells Fargo Bank, National Association	$71,875,000	$43,125,000	$115,000,000
DNB Capital LLC	$71,875,000	$43,125,000	$115,000,000
HSBC Bank USA, National Association	$71,875,000	$43,125,000	$115,000,000
JPMorgan Chase Bank, N.A.	$71,875,000	$43,125,000	$115,000,000
Bank of America, N.A.	$50,000,000	$30,000,000	$80,000,000
Standard Chartered Bank	$50,000,000	$30,000,000	$80,000,000
Credit Suisse AG, Cayman Islands Branch	$31,250,000	$18,750,000	$50,000,000
Skandinaviska Enskilda Banken AB	$31,250,000	$18,750,000	$50,000,000
Total:	$450,000,000	$270,000,000	$720,000,000

Revolving Commitments and Outstanding Term Advances on Extension Effective Date for
Declining Lender**

Lender	Revolving Commitment	Term Advance	Total
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$50,000,000	$30,000,000	$80,000,000
Total:	$50,000,000	$30,000,000	$80,000,000

** Subject to termination, reduction, increase, assignment or other modification as provided in the Credit Agreement.